Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS THIRD QUARTER REVENUES OF $336.5 MILLION

THIRD QUARTER NET INCOME OF $9.0 MILLION, OR $0.34 PER SHARE, IMPACTED BY AFTER-TAX SEVERANCE RELATED COSTS OF $2.6 MILLION, OR $0.10 PER SHARE
TAMPA, FL, November 1, 2016 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2016. Revenues for the quarter ended September 30, 2016 were $336.5 million compared to $335.0 million for the quarter ended June 30, 2016, an increase of 0.4%, and compared to $341.6 million for the quarter ended September 30, 2015, a decrease of 1.5%. Net income for the quarter ended September 30, 2016 was $9.0 million, or $0.34 per share, as compared to $10.9 million, or $0.41 per share, for the quarter ended June 30, 2016, and compared to $13.5 million, or $0.48 per share, for the quarter ended September 30, 2015. Third quarter results reflect after-tax severance related costs of approximately $2.6 million, or $0.10 per share, associated with certain realignment activities focused on further streamlining our organization.
David L. Dunkel, Chairman and CEO, said, “Revenues in the third quarter of $336.5 million were largely as anticipated across all business lines as we continued to make progress in diversifying our client portfolio. We are encouraged by the late-quarter and early October trends in our Tech and FA businesses that are providing momentum heading into the fourth quarter and should allow us to return to positive year-over-year growth overall and in our Tech Flex business. While we continue to believe that the T4 Next Gen contract vehicle could be an important growth vehicle for KGS, the initial group of awards were more concentrated than we anticipated with small businesses as a result of Congressional mandatory set-aside provisions requiring competition in certain instances to be restricted to service-disabled veteran-owned small businesses. As a result, KGS was not eligible to submit responses as a prime contractor on some task orders for which we believed it was well qualified.”
Mr. Dunkel continued, “We have largely completed our realignment, which began earlier this year to consolidate our sales and delivery organization and certain revenue-enabling support functions. We believe this will allow us to more effectively compete for business, particularly with our largest customers. Our bias is to continue to invest in our business to generate long-term shareholder value. These investments include measured and balanced additions to our revenue-generating talent, enhanced training and tools as well as continued investments in technology to increase the effectiveness and efficiency of our people. I am very proud of our team and am confident that Kforce is well positioned for future growth. I want to thank all of our employees and consultants for your continued hard work and dedication and our clients for providing us the privilege of serving you.”

Joseph J. Liberatore, President, said, “Over the past year, we have made significant strides in diversifying our business to mitigate risk and take advantage of the strength of our client portfolio. We have allocated additional sales talent to providing exceptional service to our largest customers with whom we have long-term relationships. We believe we are pursuing the mix of business that will lead to the greatest long-term success. We have recently engaged an organization to assist us in the fourth quarter in refining our sales methodology, messaging and process as well as the training and development of our sales talent. We remain very focused on the actions necessary to reaccelerate revenue growth, particularly in our Tech Flex business where we have seen improving sequential trends. Contributing to these positive trends is an increase in average assignment length. This is another clear indicator that companies value their critical flexible technology resources.”
Mr. Liberatore noted additional operational results for the third quarter include:

•	Flex revenues of $323.5 million in Q3 ‘16 decreased 1.2% from $327.4 million in Q3 ‘15.

•	Quarterly year-over-year growth in Flex revenues for KGS was 10.1%, while Tech and FA experienced declines of 2.7% and 0.5%, respectively.

•	Direct Hire revenues of $13.0 million in Q3 ‘16 decreased 8.2% from $14.1 million in Q3 ‘15.

•	Revenue-generating talent increased 1.5% year-over-year.
David M. Kelly, Chief Financial Officer, said, “We are confident that we will meet or exceed our 7.5% operating margin target when $1.6 billion in annualized revenue is reached and still expect to achieve operating margin of at least 6.3% at $1.4 billion in annualized revenue. We are also pleased to announce that our Board of Directors declared a fourth quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on December 23, 2016 to shareholders of record as of the close of business on December 9, 2016.”
Highlights for the third quarter include:

•	Flex gross profit margin decreased 60 basis points to 28.6% in Q3 ‘16 from 29.2% in Q3 ‘15.

•
Selling, general and administrative expense as a percentage of revenues for Q3 ‘16 was 26.1% compared to 24.6% for Q3 ‘15 primarily as a result of a 120 basis point impact from the severance related costs.

•	We repurchased approximately 490 thousand shares of common stock on the open market at a total cost of approximately $9.3 million during Q3 ‘16.
Looking forward to the fourth quarter of 2016, there will be 61 billing days, as compared to 64 billing days in the third quarter of 2016, and 62 billing days in the fourth quarter of 2015. We anticipate that the cost associated with the investment in refining our sales methodology, messaging and process will have a five cent impact to our fourth quarter earnings per share. Current estimates for the fourth quarter of 2016 are:

•	Revenues of $325 million to $330 million

•	Earnings per share of $0.31 to $0.33

•	Gross profit margin of 30.9% to 31.1%

•	SG&A expense as a percent of revenue of 25.9% to 26.1%

•	Operating margin of 4.2% to 4.5%

•	Effective tax rate of 38.7%
On Tuesday, November 1, 2016, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/) in the Download Library under Shareholder Tools.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, November 1, 2016 through November 11, 2016 by dialing (855) 859-2056, passcode 99436914.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 11, 2016.

About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by nearly 3,000 associates and more than 11,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 62 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand for our services such as the resulting impact of any significant organizational changes within our largest clients; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2015, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015
Revenue by function:
Technology	$225,524	$224,558	$232,113
Finance & accounting	84,118	85,197	85,111
Government solutions	26,818	25,292	24,351
Total revenue	336,460	335,047	341,575
Direct costs of services	231,080	228,765	231,754
Gross profit	105,380	106,282	109,821
GP %	31.3%	31.7%	32.2%
Flex GP %	28.6%	28.8%	29.2%
Selling, general & administrative expenses	87,918	85,587	84,167
Depreciation & amortization	2,075	2,252	2,579
Income from operations	15,387	18,443	23,075
Other expense, net	663	718	463
Income before income taxes	14,724	17,725	22,612
Income tax expense	5,704	6,861	9,067
Net income	$9,020	$10,864	$13,545

Earnings per share - diluted	$0.34	$0.41	$0.48

Weighted average shares outstanding - diluted	26,173	26,335	28,132
Adjusted EBITDA	$18,806	$22,478	$26,997

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$925	$1,497
Trade receivables, net of allowances	209,430	198,933
Income tax refund receivable	739	526
Deferred tax assets, net	4,927	4,518
Prepaid expenses and other current assets	11,732	9,060
Total current assets	227,753	214,534
Fixed assets, net	42,355	37,476
Other assets, net	29,591	28,671
Deferred tax assets, net	19,176	20,938
Intangible assets, net	3,729	4,235
Goodwill	45,968	45,968
Total assets	$368,572	$351,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$36,101	$39,227
Accrued payroll costs	52,419	46,125
Other current liabilities	1,577	1,287
Income taxes payable	1,350	1,107
Total current liabilities	91,447	87,746
Long-term debt – credit facility	101,330	80,472
Long-term debt – other	3,658	3,351
Other long-term liabilities	43,147	40,626
Total liabilities	239,582	212,195
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	709	705
Additional paid-in capital	426,317	420,276
Accumulated other comprehensive income	311	318
Retained earnings	168,909	155,096
Treasury stock, at cost	(467,256)	(436,768)
Total stockholders’ equity	128,990	139,627
Total liabilities and stockholders’ equity	$368,572	$351,822

Kforce Inc.
Key Statistics
(Unaudited)

	Q3 2016	Q2 2016	Q3 2015
Total Firm
Flex revenue (000’s)	$323,484	$321,473	$327,439
Hours (000’s)	5,597	5,563	5,682
Flex GP %	28.6%	28.8%	29.2%
Direct Hire revenue (000’s)	$12,976	$13,574	$14,136
Placements	940	994	1,009
Average fee	$13,802	$13,651	$14,015
Billing days	64	64	64
Technology
Flex revenue (000’s)	$220,376	$219,412	$226,381
Hours (000’s)	3,254	3,200	3,332
Flex GP %	27.2%	27.8%	28.0%
Direct Hire revenue (000’s)	$5,148	$5,146	$5,732
Placements	297	317	353
Average fee	$17,343	$16,209	$16,247
Finance & Accounting
Flex revenue (000’s)	$76,290	$76,769	$76,707
Hours (000’s)	2,343	2,363	2,350
Flex GP %	29.6%	30.0%	30.4%
Direct Hire revenue (000’s)	$7,828	$8,428	$8,404
Placements	643	677	656
Average fee	$12,169	$12,451	$12,815
Government Solutions
Flex revenue (000’s)	$26,818	$25,292	$24,351
Flex GP %	36.4%	34.3%	36.9%
Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Growth Rates
	(Per Billing Day)
	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015
Tech Flex	(2.7)%	(2.9)%	(0.3)%	0.2%	6.6%
Tech Direct Hire	(10.2)%	(18.2)%	1.8%	7.8%	6.7%
Total Tech	(2.8)%	(3.3)%	(0.2)%	0.4%	6.6%
FA Flex	(0.5)%	5.5%	12.0%	15.7%	19.4%
FA Direct Hire	(6.9)%	3.4%	2.8%	15.7%	17.9%
Total FA	(1.2)%	5.3%	11.1%	15.7%	19.2%
Total Staffing	(2.4)%	(1.1)%	2.7%	4.3%	9.8%
GS	10.1%	4.2%	(12.1)%	(13.9)%	(1.8)%
Total Firm	(1.5)%	(0.7)%	1.5%	2.8%	8.8%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Adjusted EBITDA
"Adjusted EBITDA", a non-GAAP financial measure, is defined by Kforce, and consistent with the definition included in our credit facility, as net income before depreciation and amortization, stock-based compensation expense, interest expense and other and income tax expense and is a key metric in our covenant calculations. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our ability to generate cash flows and our ability to repay our debt obligations and provides a good metric of our core profitability in comparing our performance to our competitors. Consequently, management believes it is useful information to investors.

	Three Months Ended
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015
Net income	$9,020	$10,864	$13,545
Depreciation & amortization	2,102	2,263	2,579
Stock-based compensation expense	1,336	1,762	1,348
Interest expense and other	644	728	458
Income tax expense	5,704	6,861	9,067
Adjusted EBITDA	$18,806	$22,478	$26,997

Free Cash Flow
"Free Cash Flow", a non-GAAP financial measure, is defined by Kforce as net cash provided by (used in) operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors. Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view free cash flow as a complement to our financial statements.

	Nine Months Ended
	September 30,
	2016	2015
Net income	$23,534	$30,923
Non-cash provisions and other	15,331	16,372
Changes in operating assets/liabilities	(9,530)	7,861
Capital expenditures	(9,409)	(7,731)
Free cash flow	19,926	47,425
Change in debt	20,858	(12,440)
Repurchases of common stock	(31,787)	(24,883)
Cash dividend	(9,397)	(9,261)
Other	(172)	(833)
Change in cash	$(572)	$8